CYAN, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

December 12, 2014

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0250860.18    -1-

814936 v4/HN

CYAN, INC.

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made effective as of the 12th day of December, 2014, by and among Cyan, Inc., a Delaware corporation (the “Company”), the investors listed on Exhibit A hereto, each of which are herein referred to individually as an “Investor” and collectively as the “Investors,” and the founders listed on Exhibit B hereto, each of whom is herein referred to as a “Founder” and collectively as the “Founders.” The Founders and the Investors are referred to collectively as the “Holders.”
RECITALS
A.    The Company, the Investors and the Founders have previously entered into an Amended and Restated Investors’ Rights Agreement dated as of December 9, 2011 (as amended to date, the “Prior Rights Agreement”), pursuant to which the Company granted the registration and certain other rights. The rights granted, other than the registration rights, have expired in accordance with the terms of the Prior Rights Agreement. In addition, the registration rights of certain founders and investors in the Company that were parties to the Prior Rights Agreement have lapsed in accordance with the terms of the Prior Rights Agreement, and such other founders and investors retain no further rights or obligations under the Prior Rights Agreement.
B.    The Prior Rights Agreement may be amended by the written consent of the Company and the holders of a majority of the Registrable Securities (as defined in the Prior Rights Agreement) then outstanding, not including the Founders’ Stock (as defined in the Prior Rights Agreement), and the undersigned represent the holders of such majority.
D.    In connection with the sale by the Company to certain Holders of Convertible Senior Secured Notes Due 2019 (the “Senior Notes”) and warrants issued in connection with the issuance of the Senior Notes (the “2014 Warrants”), the Company and the Holders desire to amend and restate the Prior Rights Agreement to provide for the rights set forth herein, including extending the rights provided herein to any affiliate of the Company purchasing Senior Notes and 2014 Warrants who was not party to the Prior Rights Agreement.
AGREEMENT
The parties hereby agree as follows:
1.Amendment & Restatement of Prior Rights Agreement. Effective and contingent upon execution of this Agreement by the Company and the holders of a majority of the Registrable Securities currently outstanding, as that term is defined in the Prior Rights Agreement, not including the Founders’ Stock, as that term is defined in the Prior Rights Agreement, the Prior Rights Agreement is hereby amended and restated in its entirety to read as set forth in this Agreement, and the Company and the Holders hereby agree to be bound by the provisions hereof as the sole agreement of the Company and the Holders with respect to registration rights of the Company’s securities.
2.Definitions    . The following definitions apply to this Agreement:
2.1.    “Affiliated Fund” means, with respect to a Holder that is a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company or by an entity controlling, controlled by, or under common control with such manager or managing member or general partner or management company;
2.2.    “Change of Control” means (i) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Company’s common equity representing more than 50% of the voting power of the Company’s common equity; (ii) the consummation of (A) any recapitalization, reclassification or change of the Company’s Common Stock (other than changes resulting from a subdivision or combination and any recapitalization, reclassification or change pursuant to a transaction described in clause (B) below) as a result of which the Company’s Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets, (B) any share exchange, consolidation, merger or similar transaction involving the Company pursuant to which the Company’s Common Stock will be converted into, or exchanged for, cash, securities or other property or assets or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and the Company’s subsidiaries, taken as a whole, to any person other than one of the Company’s wholly-owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of the Company’s common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction, shall not be a fundamental change pursuant to this clause (2); (iii) the consummation of the liquidation or dissolution of the Company;
2.3.    “Exchange Act” means the Securities Exchange Act of 1934, as amended (and any successor thereto) and the rules and regulations promulgated thereunder;
2.4.    “Excluded Registration” means (i) a registration statement relating solely to the sale of securities of participants in a Company stock plan, (ii) a registration relating to a corporate reorganization or transaction under Rule 145 of the Securities Act, or (iii) a registration in which the only common stock being registered is common stock issuable upon conversion of debt securities which are also being registered;
2.5.    “Form S‑3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Exchange Act;
2.6.    “Founders’ Stock” means the shares of Common Stock issued to the Founders (other than Common Stock issued upon the conversion of Preferred Stock);
2.7.    “Holder” means any Investor or Founder owning or having the right to acquire Registrable Securities, or any assignee thereof in accordance with Section 13 of this Agreement;
2.8.    “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;
2.9.    “Registrable Securities” means: (i) the shares of Common Stock issued upon conversion in connection with the Company’s initial public offering of the Company’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock held by the Holders, including the shares of Common Stock issued upon the conversion of shares of preferred stock issued upon exercise in connection with the Company’s initial public offering of preferred stock warrants then held by a Holder; (ii) the Founders’ Stock, provided, however, that for the purposes of Section 3, 5 or 14 the Founders’ Stock shall not be deemed Registrable Securities and the Founders shall not be deemed Holders with respect thereto; (iii) the shares of Common Stock issuable or issued upon conversion of the Senior Notes or upon exercise of the 2014 Warrants; and (iv) any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares listed in (i), (ii) and (iii); excluding, however, in all cases any Registrable Securities sold or otherwise transferred in a transaction in which the rights under this Agreement are not assigned, or any shares for which registration rights have terminated pursuant to Section 16 of this Agreement;
2.10.    The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;
2.11.    “SEC” means the Securities and Exchange Commission; and
2.12.    “Securities Act” means the Securities Act of 1933, as amended (and any successor thereto) and the rules and regulations promulgated thereunder.
3.Request for Registration    .
3.1.    If the Company shall receive a written request from the Holders of at least 30% of the Registrable Securities then outstanding (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall, within 20 days after receiving such request, give written notice of such request to all Holders and shall, subject to the limitations of subsection 3.2, use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder, along with the Initiating Holders, have requested to be registered within 20 days after the mailing of such notice by the Company.
3.2.    If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request and the Company shall include such information in the written notice referred to in subsection 3.1. The underwriter will be selected by the Company, which underwriter shall be reasonably acceptable to a majority in interest of the Holders whose Registrable Securities are to be included in the underwriting. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and all Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 3, if the underwriter advises the Company in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all participating Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each participating Holder. In no event shall any Registrable Securities be excluded from such underwriting unless all other securities are first excluded from such offering. Any Registrable Securities excluded from or withdrawn from such underwriting shall be withdrawn from registration.
3.3.    Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company it would be materially detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right or the similar right set forth in Section 5.2(iii) more than once in any 12-month period, and provided, further, that the Company shall not register any securities for the account of itself or any other stockholder during such 120-day period (other than in an Excluded Registration).
3.4.    In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 3:
(a)    After the Company has effected two registrations pursuant to this Section 3; provided, however, that such registrations have been declared or ordered effective and that either (A) the conditions of Section 6.1 have been satisfied or (B) the registration statements remain effective and there are no stop orders in effect to such registration statements;
(b)    During the period starting with the date 90 days prior to the Company’s good faith estimate of the date of filing of, and ending on a date 90 days after the effective date of, a registration subject to Section 4 hereof; provided that the Company is actively employing in good faith all commercially reasonable efforts to cause such registration statement to become effective; or
(c)    If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 5 below.
4.Company Registration.
4.1.    If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than an Excluded Registration), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within 20 days after mailing of such notice by the Company in accordance with Section 17.5, the Company shall, subject to the provisions of Section 9, use all commercially reasonable efforts to cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered if any stock of the Company is registered.
4.2.    The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company, in accordance with Section 8 hereof.
5.Form S‑3 Registration‑. In case the Company shall receive from any Holder or Holders of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S‑3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:
5.1.    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and
5.2.    use all commercially reasonable efforts to effect, as soon as practicable, such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 5: (i) if Form S‑3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be materially detrimental to the Company and its stockholders for such registration statement to be filed, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 5; provided, however, that the Company shall not utilize this right or the similar right set forth in Section 3.3 more than once in any 12-month period; (iv) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S‑3 for the Holders pursuant to this Section 5; (v) in any jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance unless the Company is already qualified to do business or subject to service of process in that jurisdiction; or (vi) during the period ending 180 days after the effective date of a registration statement subject to Section 4.
5.3.    Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this Section 5 shall not be counted as demands for registration or registrations effected pursuant to Section 3.
6.Obligations of the Company    . Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:
6.1.    Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.
6.2.    Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to 120 days, or until the distribution described in such registration statement is completed, if earlier.
6.3.    Promptly notify the Holders of the effectiveness of such registration statement, and furnish to the Holders such numbers of copies of a prospectus, including any supplement to the prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.
6.4.    Following the effective date of such registration statement, notify the Holders of any request by the SEC that the Company amend or supplement such registration statement, or the associated prospectus.
6.5.    Use all commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions unless the Company is already qualified to do business or subject to service of process in that jurisdiction.
6.6.    In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.
6.7.    Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for 120 days or until the distribution described in such registration statement is completed, if earlier.
6.8.    Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each national securities exchange or trading system on which similar securities issued by the Company are then listed.
6.9.    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.
6.10.    Make generally available to its security holders, and to deliver to each Holder participating in the registration statement, an earnings statement of the Company that will satisfy the provisions of Section 11(a) of the Securities Act covering a period of 12 months beginning after the effective date of such registration statement as soon as reasonably practicable after the termination of such 12-month period.
7.Information From Holders    . It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Agreement with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding such Holder, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 3 or Section 5 of this Agreement if, as a result of the application of the preceding sentence, the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 3.1 or subsection 5.2(ii), whichever is applicable.
8.Expenses of Registration    . All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Sections 3, 4 and 5 including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of up to $25,000 of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3 or 5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3 or their right to one Form S-3 registration under Section 5, as the case may be.
9.Underwriting Requirements    . In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 4 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by the Company (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities, other than those offered by the Company, that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among all selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders included in the offering be reduced below 30% of the total amount of securities included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a holder of Registrable Securities and which is a venture capital fund, or a partnership or corporation, the Affiliated Funds, partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.
10.Delay of Registration    . No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.
11.Indemnification    . In the event any Registrable Securities are included in a registration statement under this Agreement:
11.1.    To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.
11.2.    To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 11.2, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 11.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 11.2 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.
11.3.    Promptly after receipt by an indemnified party under this Section 11 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 11, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 11, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 11.
11.4.    If the indemnification provided for in this Section 11 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 11.4 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.
11.5.    Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.
11.6.    The obligations of the Company and Holders under this Section 11 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.
12.Reports Under the Exchange Act    . With a view to making available to the Holders the benefits of Rule 144 promulgated under the Securities Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S‑3, the Company agrees to:
12.1.    make and keep public information available, as those terms are understood and defined in SEC Rule 144 so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;
12.2.    take such action as is necessary to enable the Holders to utilize Form S‑3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;
12.3.    file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and
12.4.    furnish to any Holder upon request, so long as the Holder owns any Registrable Securities, (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S‑3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.
13.Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Agreement may be assigned (but only with all related obligations) by a Holder to a transferee or assignee (i) of at least 500,000 shares of such securities (subject to adjustment for stock splits, stock dividends, reclassification or the like) (or if the transferring Holder owns less than 500,000 shares of such securities, then all Registrable Securities held by the transferring Holder), (ii) that is a subsidiary, parent, partner, limited partner, retired partner, member, retired member or stockholder of a Holder, (iii) that is an Affiliated Fund, (iv) who is a Holder’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law (such a relation, a Holder’s “Immediate Family Member”, which term shall include adoptive relationships), or (v) that is a trust for the benefit of an individual Holder or such Holder’s Immediate Family Member, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if the transferee agrees in writing to be bound by this Agreement, as if an original party hereto, and immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of (x) a partnership who are partners or retired partners of such partnership or (y) a limited liability company who are members or retired members of such limited liability company (including Immediate Family Members of such partners or members who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership or limited liability company; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.
14.Limitations on Subsequent Registration Rights    . From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include any of such securities in any registration filed under Section 3 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of his securities will not reduce the amount of the Registrable Securities of the Holders which is included, (b) to make a demand registration which could result in such registration statement being declared effective within 120 days of the effective date of any registration effected pursuant to Section 3, or (c) to have registration rights that are superior to or on parity with the rights of the Holders.
15.Lock-Up Agreement    .
15.1.    Lock-Up Period; Agreement. In connection with any offering involving an underwriting of shares of the Company’s capital stock and upon request of the Company or the underwriters managing such offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities of the Company, however or whenever acquired (other than those included in the registration) without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 90 days but subject to such extension or extensions as may be required by applicable laws, rules or regulations) from the effective date of such registration statement as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.
15.2.    Limitations. The obligations described in Section 15.1 shall apply only if all officers and directors of the Company and all of their respective affiliates enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.
15.3.    Stop-Transfer Instructions. In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 15.1).
16.Termination of Registration Rights    . No Holder shall be entitled to exercise any right provided for in this Agreement after the earlier of (i) May 12, 2018, (ii) with respect to any Holder, at such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three-month period without registration and such Holder holds less than 5% of the outstanding capital stock of the Company, or (iii) upon termination of the Agreement, as provided in Section 17.1.
17.Miscellaneous    .
17.1.    Termination. This Agreement shall terminate, and have no further force and effect, on the earlier of (i) the date on which the registration rights have terminated with respect to all Holders as provided in Section 16 or (ii) the closing of a transaction constituting Change of Control.
17.2.    Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements relating to the subject matter hereof existing between the parties hereto are expressly canceled.
17.3.    Successors and Assigns. Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of the Preferred Stock or any Common Stock issued upon conversion thereof). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
17.4.    Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock; provided, however, that if such amendment or waiver has the effect of affecting the Founders’ Stock then held by Founders who are officers of the Company at the time of such amendment or waiver in a manner adverse to the interests of the holders of Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock then held by Founders who are officers of the Company at the time of such amendment or waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.
17.5.    Notices. Unless otherwise provided, any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by overnight courier or sent by facsimile or electronic mail, or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address, facsimile number or e-mail address as set forth on Exhibit A or Exhibit B hereto or as subsequently modified by written notice.
17.6.    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.
17.7.    Governing Law. This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of laws.
17.8.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
17.9.    Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
17.10.    Aggregation of Stock. All shares of the Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
[Signature Pages Follow]

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.
COMPANY:

CYAN, INC.

By: /s/ Kenneth M. Siegel
Kenneth M. Siegel
Vice President & General Counsel

Address: 1383 N. McDowell Blvd., Suite 300
Petaluma, CA 94954
Fax: (707) 763-3319

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.
INVESTORS:
AZURE CAPITAL PARTNERS II, L.P.
By: Azure Capital Partners Administrators II, LP
Its General Partner

By: _/s/ Steve Gillan_______________________
Steve Gillan, Chief Financial Officer

AZURE ENTREPRENEURS II, L.P.
By: Azure Capital Partners Administrators II, LP
Its General Partner

By: _/s/ Steve Gillan_______________________
Steve Gillan, Chief Financial Officer
The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.
INVESTORS:

NORWEST VENTURE PARTNERS VI-A, LP
By:     Itasca VC Partners VI-A, LLC,
General Partner
By:    NVP Associates, LLC,     Managing Member
By: /s/ Kurt L. Betcher
Kurt L. Betcher
Chief Financial Officer

NORWEST VENTURE PARTNERS VII-A, LP
By:    Itasca VC Partners VII-A, LLC,
General Partner

By:    NVP Associates, LLC,     Managing Member
By: /s/ Kurt L. Betcher
Kurt L. Betcher
Chief Financial Officer

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.
INVESTORS:

The Floyd-Mattison Family Limited Partnership
By:     F-M Resources, LLC,
    General Partner
By: _/s/ Mark A. Floyd ___________________
Mark A. Floyd, President

The parties have executed this Amended and Restated Investors’ Rights Agreement as of the date first above written.

INVESTORS:

/s/ Michael Hatfield___________________
Michael Hatfield

FOUNDERS:

/s/ Michael Hatfield___________________
Michael Hatfield

EXHIBIT A

INVESTORS

Name/Address
Azure Capital Partners II, L.P. Azure Entrepreneurs II, L.P. 1050 Battery Street, Suite 100 San Francisco, CA 94111
Norwest Venture Partners X, LP Norwest Venture Partners VII-A, LP 525 University Avenue, Suite 800 Palo Alto, CA 94301-1922
Michael Hatfield 2235 Sota Way Sebastapol, CA 95472
The Floyd-Mattison Family Limited Parnetship c/o Tolleson Wealth Management 55 Preston Road, Suite 250, Dallas, TX 75205

EXHIBIT B

FOUNDERS

Name/Address
Michael Hatfield 2235 Sota Way Sebastapol, CA 95472